Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of CONSOL Energy Inc. and Subsidiaries and to the incorporation by reference therein of our report dated February 9, 2010 (except for Note 25, as to which the date is September 21, 2010), with respect to the consolidated financial statements of CONSOL Energy Inc. and Subsidiaries included in its Current Report on Form 8-K filed on September 21, 2010, our report dated February 9, 2010, with respect to the financial statement schedule of CONSOL Energy Inc. and Subsidiaries included in the Index at Item 15(a) of its Annual Report (Form 10-K) as of December 31, 2009 and 2008, and for the years then ended, and our report dated February 9, 2010 with respect to the effectiveness of internal control over financial reporting of CONSOL Energy Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania

January 21, 2011